Exhibit 21.2

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of VIVUS, Inc.

1.               VIVUS Real Estate LLC, a wholly owned subsidiary of VIVUS, Inc.

2.               VIVUS International Limited, a wholly owned subsidiary of VIVUS, Inc.

3.               VIVUS UK Limited, a wholly owned subsidiary of VIVUS International Limited

4.               VIVUS BV Limited, a wholly owned subsidiary of VIVUS International Limited

5.               VIVUS Ireland Limited, a wholly owned subsidiary of VIVUS International Limited